Exhibit 99.2

APEI American Public Education, Inc. Third Quarter 2013 Conference Call November 5, 2013

Safe Harbor Statement LEARN. ADVANCE. LEAD. Statements made in this presentation regarding American Public Education, Inc. or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements are sometimes identified by words such as “anticipate”, “believe”, “could", “estimate”, “expect”, “intend”, “may”, “should“, “will” and “would”. These forward-looking statements include, without limitation, statements on slide “First Quarter 2013 Outlook”, as well as statements regarding expected growth. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the SEC, quarterly report on Form 10-Q for the three months ended September 30, 2013 as filed with the SEC, and in the Company’s other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Third Quarter 2013 Highlights
Continued Execution of LT Strategic Plan

- Continued focus on relationships and referrals; expanding programmatic emphasis on high-demand fields
- New Corporate and Other Relationships
- Lower bad debt expense as percent of revenue, compared to the prior year
- Military Tuition Assistance (TA) programs reinstated after temporary suspension related to federal government shutdown
- Affordable tuition remains a key element of the APUS institutional mission

Net Course Registrations by Primary Funding Source


Cash & Other
11%
FSA/Title IV
36%
VA
16%
Military/TA
37%

For nine months ending September 30, 2013

Pay Type	YTD 2013 Growth (y/y)
VA	29%
FSA/Title IV	8%
Military/TA	0%
Cash & Other	-6%

3

Academic Quality Initiatives

Support "Quality Growth" Strategy

apei

- Increasing Student Engagement with Interactive Course Content
- New Academic Programs:
  - BA and MA in Entrepreneurship
  - BS in Mathematics
  - New certificates - a graduate and undergraduate certificate in Law Enforcement Leadership; an undergraduate certificate in Strategic Leadership; and a graduate certificate in Human Capital leadership
- Foundations of Excellence (FoE) Self-Study Implementation
- Launching Gateways to Completion (G2C) Project
- Broadening Academic Leadership through New Hires and Promotions
- Launched *Faculty Connect* – New Proprietary Collaboration Tool to Enhance Teaching Excellence

4

Advancing 2013 Strategic Goals

Leveraging Unique Strengths & Expanding Opportunities

apei

- Completes Acquisition of Hondros College, Nursing Programs
  - Broadens APEI's emphasis on Health Science and Technology programs, as well as Science, Technology, Engineering and Mathematics (STEM) programs.
  - Allows APEI to evaluate a blended educational platform (on campus and online) in a more focused setting.
  - Leverage APEI's unique strengths in academics and education technology to fulfill mission.
  - Advances APEI's goal to diversify and address educational needs of growing degree fields.

HONDROS COLLEGE NURSING PROGRAMS


Universities & Community Colleges
APEI
Corporate, Agencies & Professional Associations
International Outreach
Support Services
Educational Vendors (eg: New Horizons)
New Markets & Segments (eg: Corporate Training)
Non-Degree Credentialing
Education Hosting

5

Financial Results SummaryThird Quarter 2013 Revenues increased 6% to $81.8 million, compared to the prior year periodIncome from operations before interest income and income taxes was $17.5 million Overall operating margins declined in the third quarter of 2013:  Instructional costs as a percentage of revenue increased in the three months ended September 30, 2013 as a result of increased utilization of adjunct faculty.Selling and promotional expenses increased as a percent of revenue due in part to higher costs associated with online advertising as well as increased staff focused on strategic relationships.  General and administrative expenses as a percentage of revenues decreased in part due to headcount growing at a slower rate than revenue.  In addition, bad debt expense declined to 4.1% of revenue, compared to 4.4% in the prior year period.Net income increased to $10.9 million or approximately $0.61 per diluted share, compared to the prior year periodCash and cash equivalents of $143.8 million with no long-term debt

Fourth Quarter 2013 Outlook The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. Approximate Growth (y/y) Net course registration growth by new students -9% to -5%Net course registration growth -7% to -3%Revenue growth-9% to -5%Net income per diluted share $0.50 to $0.54 Additional ConsiderationsAPEI believes net course registrations in the fourth quarter 2013 will be adversely impacted by the temporary suspension of TA programs as a result of the U.S. government partial shutdown in October 2013.APEI anticipates a year-over-year increase in net course registrations by new students using Federal Student Aid in the fourth quarter of 2013. Fourth Quarter 2013

APEI American Public Education, Inc. Third Quarter 2013 Conference Call November 5, 2013